EXHIBIT 23
CONSENT OF EXPERTS AND COUNSEL
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-41984) on Form S-8, registration statement (No. 333-85118) on Form S-8, and registration statement (No. 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our reports dated March 7, 2007, with respect to the consolidated statements of financial condition of Northwest Bancorp, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for each of the years in the two-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Northwest Bancorp, Inc. Our report on the consolidated financial statements refers to a change in accounting for pension and postretirement benefits and a change in accounting for quantifying errors in 2006.
/s/ KPMG

Pittsburgh, Pennsylvania
March 14, 2007